SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Private Asset Management Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         11995 El Camino Real
         Suite 303
         San Diego, CA  92130

TELEPHONE NUMBER:

         (858) 792-3800

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

         Michael D. Berlin
         11995 El Camino Real
         Suite 303
         San Diego, CA  92130

CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  /X/Yes            /_/No

                                   SIGNATURES

     Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of San Diego and State of California on this 18th day of March, 2002.

ATTEST:                                       PRIVATE ASSET MANAGEMENT FUNDS

/s/ Michael D. Berlin__________               _/s/ Stephen J. Cohen___________
Michael D. Berlin, Trustee                    By:  Stephen J. Cohen, Trustee